NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF 2019

(Carson City, Nevada) - November 8, 2019

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the third quarter ended September 30, 2019. Our reported shareholders’ equity was $175.6 million ($8.79 per share) at September 30, 2019, compared to $176.6 million ($8.52 per share) at December 31, 2018.

Third Quarter Results of Operations

Our third quarter results of operations were as follows (in thousands):

	Three Months Ended September 30,
	2019	2018
Total revenue	$4,254	$(694)
Total cost and expenses	2,875	3,975
Gain (loss) from operations before income taxes	1,379	(4,669)
Provision for federal and state income taxes	—	—
Net income (loss) attributable to PICO Holdings, Inc.	1,379	(4,669)
Net income from discontinued operations, net of tax	—	—
Net income (loss) attributable to PICO Holdings, Inc.	$1,379	$(4,669)

Net income (loss) per share	$0.07	$(0.21)

Nine Months Results of Operations

Our nine months results of operations were as follows (in thousands):

	Nine Months Ended September 30,
	2019	2018
Total revenue	$19,037	$10,262
Total cost and expenses	12,093	13,462
Gain from operations before income taxes	6,944	(3,200)
Provision for federal and state income taxes	—	(72)
Net income attributable to PICO Holdings, Inc.	6,944	(3,272)
Net income from discontinued operations, net of tax	—	43
Net income attributable to PICO Holdings, Inc.	$6,944	$(3,229)

Net income per share	$0.34	$(0.15)

PICO’s Chief Executive Officer, Dorothy Timian - Palmer, commented:

“Our total revenue of $4.3 million and net income of $1.4 million for the third quarter ended September 30, 2019 were driven by three separate water rights sale transactions:

“We sold 470 acre - feet of water rights in Dodge Flat, Fernley, Nevada for gross proceeds of approximately $3 million. This transaction was in addition to our Dodge Flat real estate sale for gross proceeds of $8.8 million that we recorded in the first quarter of 2019.

“In addition, during the third quarter, our subsidiary, Fish Springs Ranch, LLC, sold approximately 11.6 acre - feet of water rights to residential developers at $35,000 per acre - foot in the North Valleys region of Reno, Nevada for gross proceeds of approximately $405,000. We recorded sales of 86 acre - feet from Fish Springs Ranch prior to the third quarter of 2019, year - to - date we have sold a total of 97.6 acre - feet of water rights to developers in the North Valleys region of Reno for total sale proceeds of $3.4 million. We have provided notice to Truckee Meadows Water Authority (“TMWA”) that, effective January 1, 2020 the price of our Fish Springs Ranch water rights will be increased to $36,000 per acre - foot.

“Finally, in the third quarter we sold 26.2 acre - feet of our water rights in Colorado to the city of Golden for gross proceeds of approximately $590,000.

“Apart from the rent on the lease of our previous head office in La Jolla, California which will expire in May 2020, our third quarter 2019 expenses no longer include any transition costs of closing the La Jolla office and terminating certain finance and accounting personnel. Our third quarter 2019 expenses, excluding cost of sales from asset sales, amounted to $2.2 million. Included in these expenses we incurred certain project costs and other costs that we believe will not reoccur in the future as well as bonus accruals from contractual arrangements with management arising from our year-to-date net gains on asset sales. Based on the recurring third quarter expenses we expect our annual net operating cash costs, that is, overhead plus project related costs net of operating income before any asset monetization, to be approximately $5.8 million. In the fourth quarter of 2019 and through 2020, we will continue to review all project costs and overhead for the purpose of reducing our total costs and to drive our annual net operating cash use closer to $5.5 million or lower.

“With respect to our capital allocation, we believe that repurchasing our own shares is still attractive at current stock price levels. During the third quarter we repurchased an additional 100,557 shares on the open market for approximately $1 million ($10.29 per share). At September 30, 2019 we had 19,961,466 shares outstanding.”

Net Operating Loss Carryforwards

At December 31, 2018, we had approximately $170.1 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

As of September 30, 2019, our primary holding was Vidler Water Company, Inc. “Vidler”, a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At September 30, 2019, we had a market capitalization of $201.4 million, and 19,961,466 shares outstanding.

We remind all of our stockholders that questions regarding our operations may be submitted to info@picoholdings.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions and are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 x200 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
President and Chief Executive Officer
(775) 885-5000

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